SECURITY ULTRA FUND
FILE NO. 811-1316
CIK NO. 0000088676

EXHIBIT 77D:  Policies with respect to security investments

   WHEREAS,  the Securities and Exchange Commission has adopted a new rule under the  Investment  Company  Act  of  1940  that  requires  a  fund  with a name suggesting  that it focuses on a particular  type of  investment to invest at least 80% of its net assets in the type of investment suggested by its name;

   WHEREAS,  certain of the Security  Funds have a name that  suggests  that the fund focuses on a particular type of investment; and

   WHEREAS,  the Board of Directors desires to change the investment policies of those funds in accordance with the requirements of the new rule;

   NOW, THEREFORE, BE IT RESOLVED, that the investment policies of the following funds are hereby  changed to provide that the fund will invest,  under normal circumstances,  at least  80% of its net  assets  in the  type of  investment suggested by its name: Series A (Equity),  Series B (Large Cap Value), Series
   G (Large Cap Growth),  Series H (Enhanced Index),  Series J (Mid Cap Growth),
   Series O (Equity Income),  Series P (High Yield), Series Q (Small Cap Value),
   Series T  (Technology),  Series V (Mid Cap  Value),  and  Series X (Small Cap
   Growth) of SBL Fund;  High  Yield  Series of  Security  Income  Fund;  Equity
   Series, Mid Cap Value Series, Small Cap Growth Series, Enhanced Index Series,
   Large Cap Growth Series and  Technology  Series of Security  Equity Fund; and
   Security Municipal Bond Fund.

   FURTHER  RESOLVED,  that each of the  foregoing  funds hereby adopts a policy requiring  it to provide at least 60 days'  notice to  shareholders  prior to making any change in its policy of  investing  at least 80% of its net assets in the type of investment suggested by its name.

   FURTHER  RESOLVED,  that the foregoing  policies  shall be effective upon the effective date of the next amendment to the registration statement of each of the foregoing funds and in any event no later than the compliance date of the new rule, July 31, 2002.